Notice of Guaranteed Delivery

For Payment for Series G Cumulative Preferred Stock of Beneficial Interest

The Gabelli Equity Trust Inc.

Subscribed for Via Primary Subscription

and the Over-Subscription Privilege

As set forth in the Prospectus Supplement for this offering, this form or one substantially equivalent hereto may be used as a means of effecting subscription and payment for all shares of the Fund’s Series G Cumulative Preferred Stock (the “Shares”) subscribed for via the Primary Subscription and the Over-Subscription Privilege. Such form may be delivered by first class mail, express mail or overnight courier or sent by facsimile to the Subscription Agent.

THE SUBSCRIPTION AGENT IS:

BY MAIL:	BY EXPRESS MAIL OR OVERNIGHT COURIER:	BY FACSIMILE:
Computershare Trust Company, N.A. Corporate Actions Voluntary Offer P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, Massachusetts 02021	(617) 360-6810

DELIVERY OF THIS INSTRUMENT TO AN ADDRESS, OR TRANSMISSION OF INSTRUCTIONS VIA A TELECOPY FACSIMILE NUMBER, OTHER THAN AS SET FORTH ABOVE, DOES NOT CONSTITUTE A VALID DELIVERY.

Telephone number to confirm receipt: (781) 575-2332.

The New York Stock Exchange member firm or bank or trust company which completes this form must communicate this guarantee and the number of Shares subscribed for in connection with this guarantee (separately disclosed as to the Primary Subscription and the Over-Subscription Privilege) to the Subscription Agent and must deliver prior to 5:00 p.m. Eastern Time, on the Expiration Date of July 24, 2012, unless extended as described in the Prospectus Supplement, (a) this Notice of Guaranteed Delivery, to the Subscription Agent, guaranteeing delivery of payment in full for all subscribed Shares and (b) a properly completed and signed copy of the Subscription Certificate (which certificate and full payment must then be delivered to the Subscription Agent no later than the close of business of the third business day after the Expiration Date of July 24, 2012, unless extended). Failure to do so will result in a forfeiture of the Rights.

GUARANTEE

The undersigned, a member firm of the New York Stock Exchange or a bank or trust company having an office or correspondent in the United States, guarantees delivery to the Subscription Agent by no later than 5:00 p.m., Eastern Time, on July 24, 2012, unless extended, of payment of the full Subscription price for Shares subscribed for in the Primary Subscription and for any additional shares subscribed for pursuant to the Over-Subscription Privilege in the manner described on the other side of this form.

BROKER ASSIGNED CONTROL #

THE GABELLI EQUITY TRUST INC.

1. Primary Subscription	Number of Rights to be exercised	Number of Primary Shares requested for which you are guaranteeing delivery of Rights and Payment	Payment to be made in connection with Primary Shares

	Rights __________	Shares __________	$________________ and/or surrender of ______ Series F Cumulative Preferred Stock

2. Over-Subscription	Not applicable	Number of Over- Subscription Shares requested for which you are guaranteeing payment	Payment to be made in connection with Over- Subscription Shares

		Shares __________	$________________

3. Totals	Total Number of Rights Exercised	Total Number of Shares Requested

	Rights __________	Shares __________	$________________ Total Payment (with each surrendered Series F Cumulative Preferred Stock valued at $25.00)

Method of delivery (circle one):

A. Through DTC

B. Direct to Computershare Trust Company, N.A., as Subscription Agent.

Please reference below the registration of the Rights to be delivered.

PLEASE ASSIGN A UNIQUE CONTROL NUMBER FOR EACH GUARANTEE SUBMITTED. This number needs to be referenced on any direct delivery of Rights or any delivery through DTC.

Name of Firm
Authorized Signature

DTC Participant Number	Title

Address	Name (Please Type or Print)

Zip Code	Phone Number

Contact Name	Date